UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM SD

Specialized Disclosure Report

T2 BIOSYSTEMS, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

101 Hartwell Ave., Lexington, MA 02421

(Address of principal executive offices)

Michael Gibbs, General Counsel, (781) 761-4630

(Name and telephone number, including area code, of person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒                 Rule 13p-1 under the Securities Exchange Act (17 CFR 2401.13p-1) for the reporting period from January 1 to December 31, 2016

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of T2 Biosystems, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2016 to December 31, 2016.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at www.t2biosystems.com.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 — Exhibits

Item 2.01 Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report of T2 Biosystems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2017	T2 BIOSYSTEMS, INC.

	By:	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
SVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report of T2 Biosystems, Inc.